Exhibit 99.1
Carl DeSantis Increases Investment to $15.3 million in Celsius

Delray Beach, FL—August 24, 2009—Celsius Holdings, Inc. (OTC BB: CSUH) owner of the brand Celsius®, the Original calorie burning beverage, announced that CDS Ventures of South Florida, LLC (“CDS”) entered into a commitment to extend a three-year  $6.5 million loan facility to the company, with interest of LIBOR plus 300 basis points. The facility can be drawn in full over a three and a half month period. The loan amount is convertible into Celsius Holdings, Inc. common stock at the lower of $0.40 or market price at the time of conversion. Pursuant to the term sheet, the company will enter into a registration rights agreement under which the company agreed to file a registration statement for the common stock issuable upon conversion of loan amount. This brings the total investment and commitments in the company by Carl DeSantis’ affiliated companies to $15.3 million, including equity investments, promissory note and loan facilities.

DeSantis was formerly Chairman of the Board of Directors of Rexall Sundown, Inc., a company he founded in 1976 and built into the world’s leading nutritional supplement supplier before he sold it for $1.8 billion in 2000.

Carl DeSantis said, “Celsius has entered into a new exciting phase and we are seeing success stories everywhere.” He continued, “A strong foundation is in place, and with the launch of a major marketing plan the company will increase its momentum.”

According to Celsius CEO Steve Haley, “The company is blessed with having such a great investor and partner. We have said it before, the advice and guidance that Carl and his team provide us is as valuable as the growth capital.”

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTCBB:CSUH.OB) markets Celsius®, the original, great tasting calorie burner that is backed by science, through its wholly-owned operating subsidiary, Celsius, Inc. Celsius Inc., is dedicated to providing healthier, everyday refreshment through science and innovation.  Information about Celsius Holdings, Inc. is available at our website. More information about Celsius, the original, great tasting calorie burner, is available at http://www.celsius.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations and/or financial position, or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings' actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings files from time to time with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

Contact Info:
Kim Morgan (561) 750-9800 x233 or kmorgan@transmediagroup.com
Jan Norelid (866) 4-CELSIUS or jnorelid@celsius.com

Source: Celsius Holdings, Inc.